                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                Stillwater Mining Company
..................................................................
     (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


         .......................................................

     (2) Form, Schedule or Registration Statement No.:


         .......................................................

     (3) Filing Party:


         .......................................................

     (4) Date Filed:

          .......................................................
               As filed with the Commission on May 21, 2003






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                        [STILLWATER MINING COMPANY LOGO]


                                                                    May 21, 2003


Dear Fellow Stockholder:

         The special meeting of Stillwater Mining Company's stockholders to consider the Norilsk Nickel transaction will be held on June 16, 2003 at 10:00 a.m. (Mountain Time) at the Hyatt Regency Tech Center, Grand Mesa Room, 7800 East Tufts Avenue, Denver, Colorado 80273.

         Your vote is important! We urge you to vote FOR the approval and adoption of the stock purchase agreement between the Company, MMC Norilsk Nickel and Norimet Limited, including the issuance of shares to Norimet.

         Your Board of Directors has carefully considered the Norilsk Nickel transaction and has determined that its terms are fair to and in the best interests of the Company and its stockholders. We unanimously recommend that you vote FOR the approval and adoption of the stock purchase agreement by signing and returning the enclosed proxy card promptly.

         The Company believes the Norilsk Nickel transaction will:

            o Provide the Company much needed capital

            o Allow the Company to reduce its debt

            o Permit the Company to refocus its operations with a view to cost-effective, profitable mining and marketing activities

         Working with our financial advisor, J.P. Morgan Securities Inc., we thoroughly explored our available alternatives before entering into the Norilsk Nickel transaction. In view of the Company's substantial debt, the current low-price environment for palladium and certain production issues faced by the Company, your Board of Directors believes that the Company would have difficulty continuing as an independent entity without substantial additional financing. While it may be possible for the Company to raise funds if the Norilsk Nickel transaction is not completed, including through a rights offering of new common stock, the Company does not believe that the capital that might be raised would be sufficient to sustain its longer term needs.

We believe that the Norilsk Nickel transaction is the best alternative available to us.

         For a more complete description of your Board of Director's reasons for supporting the Norilsk Nickel transaction and the reasons you should vote FOR the approval and adoption of the stock purchase agreement, please see the Company's proxy statement which was mailed to you on May 5, 2003.

         Whether or not you plan to attend the special meeting, your vote is important. You are requested to sign, date and mail the enclosed proxy card promptly. Returning a signed and dated proxy card will not prevent you from voting in person at the special meeting should you later decide to do so.

         Your continued interest and participation in the affairs of the Company is most appreciated.



                             Very truly yours,


                             /s/ Francis R. McAllister

                             Francis R. McAllister
                             Chairman of the Board and Chief Executive Officer

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    If you have any questions, or need additional information, please call:

                           [MACKENZIE PARTNERS LOGO]

                               105 Madison Avenue
                               New York, NY 10016
                          (212) 929-5500 (call collect)
                                       or
                            TOLL-FREE (800) 322-2885
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Forward-Looking Statements

         This letter contains forward-looking information which involves expressions of management's current expectations. All forward-looking information is subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ materially from management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

         PLEASE VOTE FOR THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE AGREEMENT, INCLUDING THE ISSUANCE OF SHARES TO NORIMET, BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD TODAY!